AMENDMENT TO THE

MASTER DISTRIBUTION AGREEMENT

The Master Distribution Agreement (the “Agreement”), dated as December 19, 2017 by and between Invesco Exchange-Traded Self-Indexed Fund Trust and Invesco Distributors, Inc., is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing premise, the parties hereto agree that the Agreement is amended to include a new appropriately numbered paragraph at the end of the Agreement as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the 17th day of September 2020.

INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST, on behalf of its series

By:	/s/ Anna Pagia
Name: Anna Paglia
Title: President & Principal Executive Officer

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
Name: Nicole Filingeri
Title: Vice President